                                                                  Rule 424(b)(2)
                                            Registration Statement No. 333-32909

PRICING SUPPLEMENT No. D3, Dated October 2, 1997, to Prospectus, dated September 29, 1997 and Prospectus Supplement, dated October 1, 1997.

                      Bankers Trust New York Corporation

                      Senior Medium-term Notes, Series A
                   Subordinated Medium-Term Notes, Series A
                  Due Nine Months or More from Date of Issue

                              Floating Rate Note
                              ------------------


This Pricing Supplement supplements and, to the extent inconsistent therewith, supersedes the Prospectus and the Prospectus Supplement. Capitalized terms used and not defined herein are used with the meanings specified in the Prospectus Supplement.




[X] Senior          [_] Subordinated
                                                         Form:
                                                         [X]  Global       [_] Certificated
Principal Amount: $100,000,000                           Specified Currency (check one; if other U.S.
Agent's Name and DTC Participant                         Dollars, see attached for exchange rate other
Number: Merrill Lynch, DTC# 5132                         information):
Issue Price: 100%                                        [X] U.S. Dollars (USD or U.S.$)
Net Proceeds to issuer: $100,000,000                    [_] European Currency Units (ECU)
Agent's Commission, If Applicable : 0%                   [_] Australian Dollars (AUD or AUS$)
Original Issue Date: October 6, 1997                     [_] British Pound (GBP or UK)
Stated Maturity: October 6, 1999 (Specify the            [_] Canadian Dollars (CAD or CAN$)
Interest Payment Date that is to be Stated               [_] Italian Lire (ITL or Lire)
Maturity of the Note)                                    [_] Japanese Yen (JPY or or Y)
                                                         [_] Swiss Francs (CHF or SWFr)
Interest Rate Basis: (check one)                         Holder has Option to Elect Payments
[_] CD Rate                                              in Specified Currency (if Specified Currency is not U.S. Dollars):
[_] CMT Rate (Designated CMT Telerate Page,              [_] Yes [X] No
if not 7052:________________________)                    Authorized Denominations (if other than $1,000 and any integral multiple
[_] Commercial Paper Rate                                thereof or if Specified Currency is not U.S. Dollars): $1,000
[_] 11th District Cost of Funds Rate                     Optional Extensions of Stated Maturity by the Corporation: [_] Yes [x] No
[_]  Federal Funds Rate                                  Extension Period:
[_] Kenny Rate                                           Number of Extension Periods:
[_] LIBOR                                                Final Maturity Date:
[_]  LIBOR Reuters                                       Optional Redemption at the Option of the
[_]  LIBOR Telerate                                      Corporation: [_] Yes [x]  No
     Designated LIBOR Currency (if other than U.S.       Initial Redemption Date:
Dollars):__________________________                      Initial Redemption Percentage:
[X]  Prime Rate                                          Annual Redemption Percentage Reduction:
[_]  Treasury Rate
[_]  Other:[_] (see attached)

Initial Interest Rate:   5.76%                           Optional Repayment at the Option of the Holder:
                                                         [_] Yes [x]  No
                                                         Optional Repayment Dates:
                                                         Optional Repayment Prices:

Minimum Interest Rate:   ___%                            Amortizing Note:  [ ] Yes  [x]  No
Minimum Interest Rate:   ___%
                                                         Basis or formula for amortization of principal and/or
Spread: (+/-): - 274 bp                                  interest of Note:
Spread Multiplier: Non Applicable                             Payment dates for amortization
Interest Payment Dates (if other than as                 15, June 15, September 15 and December 15
 specified in the Prospectus Supplement):                [_] Each June 15 and December 15
Each January 6, April 6, July 6, and October 6           [_] Other: Each
 Commencing:  January 6, 1998                            Currency Indexed Note: [_] Yes [x]  No
                                                         Currency I:
Regular Record Dates (if other than as                   Currency II:
 specified in the Prospectus Supplement):                Base Exchange Rate:
 Each                                                    Leverage Factor "L":
                                                         Principal Indexed: [_] Yes [x]  No
                                                         [_] Principal to increase when Spot Rate exceeds Base
Calculation Dates (if other than as                      Exchange Rate and decrease when Spot Rate is less than
 specified in the Prospectus Supplement):                Base Exchange Rate.
Each _____________________________________               Interest Indexed: [_] Yes [x]  No
                                                         Principal to decrease when Spot Rate exceeds Base
                                                         Exchange Rate and decrease when Spot Rate is less than
                                                         Base Exchange Rate.
                                                         Interest Indexed: [_] [X]
                                                         [_]  Interest to increase when Spot Rate exceeds Base
                                                         Exchange Rate and decrease when Spot Rate is less than Base
Interest Determination Dates (if other than as           Exchange Rate.
  specified in the Prospectus Supplement):
The first Business Day prior to each                     [_]  Interest to decrease when Spot Rate exceeds Base
Interest Reset Date                                      Exchange Rate and decrease when Spot Rate is less than Base
Reset Periods: (check one)                               Exchange Rate.

([x]Daily, [_]Weekly, [_]Monthly, [_]Quarterly,          Commodity Indexed Note (if yes, see attached annes for additional
[_]Semiannually or [_]Annually)                          information): [_] Yes [X]No
                                                         Caluclation Agent (if other than Bankers Trust Company):
Interest Reset Dates (if other than as
  specified in the Prospectus Supplement): Each _____   Other Provisions:.
Index Maturity: _________________________
                                                        Annex Attached [_] Yes [X] No
                                                        (and incorporated herein by reference)
Optional Interest Reset by Corporation:
[_] Yes [x] No
Optional Interest Reset Dates
Original Issue Discount Note: [_] Yes [x] No
Yield to Maturity:
OID for U.S. Federal Income Tax Purposes:


The aggregate initial offering price of this offering is U.S.$100,000,000 (which, if the securities offered hereby are dominated in a currency or currency unit other than U.S. dollars, is the equivalent, in the foreign currencies or currency units set forth herein, of the principal amount set forth herein at the Exchange Rate set forth herein) and relates only to Pricing Supplement No.D3. Debt Securities, including Senior Medium-Term Notes,, Series A, and Subordinated Medium-Term Notes, Series A, having an aggregate initial offering price of up to U.S.$3,080,000,000 (or the equivalent thereof in any foreign currencies or currency units) may be issued by the Corporation pursuant to the Registration Statement referred to above. To date, including this offering. an aggregate of U.S.$449,776,000* (or the equivalent thereof in any foreign currencies or currency units) aggregate initial offering price of Debt Securities have been so issued.
                    *Including other issuances on this date



Type of Sale                              If Principal Transaction, Reoffering

[_] Direct by Corporation                 [X] varying prices related to
[_] As Agent                              prevailing market  prices at
[x] As Principal                          the time of resale
                                          [_] fixed public offering price of __%
                                              of Principal Amount